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                                                                  EXHIBIT 10.26


                 SUMMARY OF 1998 SENIOR EXECUTIVE INCENTIVE PLAN


         A bonus equal to 50% of Dennis Ganster's base compensation and 40% of the base compensation of the other senior executives is payable for the fiscal year 1998 if the Company achieves a targeted earnings per share level. Additional bonus amounts may be paid, at the discretion of the Compensation Committee if the target is exceeded. Twenty-five percent of the bonus is payable in Common Stock, valued at the lower of the closing price of the Common Stock on February 6, 1998 or June 30, 1998, up to a maximum of 25,000 shares. The remainder of the bonus is payable in cash. Participating senior executives must be employed by the Company at the date of the payment of the bonus.